UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/31/2008

Hoku Scientific, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-51458

Delaware	99-0351487
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1075 Opakapaka St.
Kapolei, HI 96707
(Address of principal executive offices, including zip code)

808-682-7800
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Amendment of Supply Agreement with Sanyo Electric Co., Ltd.

On January 17, 2007 Hoku Scientific, Inc. and Sanyo Electric Co., Ltd., or Sanyo, entered into a Supply Agreement for the sale and delivery of polysilicon, or the Sanyo Supply Agreement. On September 5, 2007, we entered into an assignment and assumption agreement with Hoku Materials, Inc., our wholly-owned subsidiary, for the transfer of all of our right, title and interest in the Sanyo Supply Agreement to Hoku Materials. On January 30, 2008, Hoku Materials and Sanyo entered into an Amended and Restated Supply Agreement, or the Amended Agreement. Under the Amended Agreement, up to approximately $530 million may be payable by Sanyo to Hoku Materials during a ten-year period, subject to the achievement of certain milestones, the acceptance of product deliveries and other conditions. The Amended Agreement provides for the delivery of predetermined volumes of polysilicon by Hoku Materials and purchase of these volumes by SANYO each month and each year at set prices from January 1, 2010 through December 31, 2019.

In January 2007, Sanyo provided Hoku Materials with an initial direct deposit of $2 million, and placed a further deposit of $109 million, the Total Deposit, in an escrow account with Bank of Hawaii pursuant to an escrow agreement. The Total Deposit is payable to Hoku Materials in four installments as advance deposits for products to be delivered under the Amended Agreement, subject to the successful completion of certain polysilicon quality and production volume tests and certifications by Hoku Materials. Hoku Materials is required to use the Total Deposit for its polysilicon business.

Pursuant to the Amended Agreement, Hoku Materials is required to grant to Sanyo a security interest in all of the tangible and intangible assets of Hoku Materials, and Hoku Scientific is required to grant to Sanyo a security interest in all of the equity interests in Hoku Materials owned by Hoku Scientific, in each case to serve as collateral for Hoku Materials' obligations under the Amended Agreement.

The term of the Amended Agreement is through December 31, 2019. Each party, however, may elect to terminate the Amended Agreement at an earlier date under certain circumstances, including, but not limited to, Hoku Materials' failure on or before May 31, 2008, to raise $150 million in gross aggregate proceeds from long-term bank debt, the sale of equity, customer pre-payments or any combination thereof, to procure the Hoku Materials facility and equipment necessary to manufacture three thousand (3,000) metric tons of polysilicon product per annum; the bankruptcy, assignment for the benefit of creditors, liquidation or a material breach of the other party; Hoku Materials' failure to deliver a predetermined quantity of product manufactured by Hoku Materials by April 30, 2010, the minimum monthly quantity of product in any month beginning April 30, 2010 or the minimum annual quantity of polysilicon product in any year; or to complete successfully any of the polysilicon quality and production volume tests or the process implementation test set forth in the Amended Agreement within specified periods of time, among other circumstances. Upon the expiration or termination of the Amended Agreement, Hoku Materials is generally required to refund to Sanyo the entire amount of the Total Deposit or authorize the Bank of Hawaii to do so, less any part of the Total Deposit that has been applied to the purchase price of products delivered under the Amended Agreement.

The Sanyo Supply Agreement is filed as Exhibit 10.42 to our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, filed with the Securities and Exchange Commission on June 29, 2007. The Amended Agreement will be filed with our Annual Report on Form 10-K for the fiscal year ending March 31, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hoku Scientific, Inc.

Date: January 31, 2008	By:	/s/ Dustin Shindo
Dustin Shindo
Chairman of the Board of Directors, President and Chief Executive Officer